Exhibit 10.8

FORM OF

DIEDRICH COFFEE, INC.,

AREA DEVELOPMENT AGREEMENT

Dated:

TABLE OF CONTENTS

I.	GRANT OF AREA DEVELOPMENT FRANCHISE
	1.1	Grant of Area Development Franchise
	1.2	No Trademark License
	1.3	Definitions

II.	DEVELOPER’S DEVELOPMENT OBLIGATION
	2.1	Minimum Development Obligation
	2.2	Force Majeure
	2.3	Developer May Exceed Minimum Development Obligation

III.	EXCLUSIVITY
	3.1	Exclusivity

IV.	TERM OF AREA DEVELOPMENT AGREEMENT
	4.1	Term
	4.2	Limited Additional Development Right
	4.3	Renewal
	4.4	Exercise of Right of Additional Development.
	4.5	Conditions to Exercise of Right of Additional Development

V.	PAYMENTS BY DEVELOPER
	5.1	Development Area Fees
	5.2	Franchise Agreements for Each Coffeehouse
	5.3	Credit Against Initial Fee

VI.	EXECUTION OF INDIVIDUAL FRANCHISE AGREEMENTS, TRAINING
	6.1	Site Approval, Submission of Offering Circular, Execution of Franchise Agreement
	6.2	Condition Precedent to Company’s Obligations
	6.3	Lease
	6.4	Training

VII.	ASSIGNMENT AND SUBFRANCHISING
	7.1	Assignment By Company
	7.2	No Subfranchising by Developer
	7.3	Assignment by Developer
	7.4	Individual Franchise Agreements

VIII.	NON-COMPETITION, NON-SOLICITATION, TRADE SECRETS
	8.1	In Term
	8.2	Post-Term
	8.3	Modification

i

	8.4	Personnel
	8.5	Trade Secrets.
	8.6	Developer’s Affiliates

IX.	TERMINATION
	9.1	Termination Pursuant to a Material Breach of This Agreement.
	9.2	Termination by Reason of a Material Breach of Other Agreement
	9.3	Effect of Termination

X.	BUSINESS ENTITY DEVELOPER
	10.1	Business Entity Developer
	10.2	Limitation on Activities
	10.3	Guaranty and Subordination Agreement

XI.	GENERAL CONDITIONS AND PROVISIONS
	11.1	Relationship of Developer to Company
	11.2	Indemnity by Developer
	11.3	Limitation of Liability
	11.4	Waiver and Delay
	11.5	Survival of Covenants
	11.6	Successors and Assigns
	11.7	Joint and Several Liability
	11.8	Governing Law
	11.9	Entire Agreement
	11.10	Titles For Convenience
	11.11	Gender And Construction
	11.12	Severability
	11.13	Counterparts
	11.14	Fees and Expenses
	11.15	Notices

XII.	SUBMISSION OF AGREEMENT
	12.1	General

XIII.	ACKNOWLEDGMENT
	13.1	General

EXHIBIT A		DEVELOPMENT AREA

EXHIBIT B		MINIMUM DEVELOPMENT OBLIGATIONS

EXHIBIT C		DEVELOPER INFORMATION

EXHIBIT D		EXCEPTIONS TO SECTION 8.1

EXHIBIT E		GUARANTY AND SUBORDINATION AGREEMENT

ii

AREA DEVELOPMENT AGREEMENT

THIS AREA DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into this        day of                              ,                   , (the “Effective Date”) by and between Diedrich Coffee, Inc. (“Company”), a Delaware corporation, and                                                                                           , [  ] an individual OR [  ] a                         organized under t he laws of                                      (“the Developer”), with reference to the following facts:

A.            Company owns and intends to license certain proprietary and other property rights and interests in and to the “Diedrich Coffee” trademark and service mark, and such other trademarks, trade names, service marks, logo types, insignias, trade dress,  designs, and commercial symbols which Company may from time to time authorize or direct Developer to use in connection with the operation of “Diedrich Coffee” Coffeehouses (the “Marks”).

B.            Company has developed and continues to develop a system for the operation of coffeehouses, kiosks and coffee carts and merchandising of Diedrich Coffee Authorized Products, which system features distinctive signs, recipes, and various Trade Secrets and other confidential information, and in some cases also includes architectural designs, trade dress, uniforms, equipment specifications, layout plans, inventory, record-keeping and marketing techniques (the “System”).

C.            Company desires to expand and develop its system of “Diedrich Coffee” Coffeehouses, and seeks sophisticated and efficient multi-unit franchisees who will develop numerous “Diedrich Coffee” Coffeehouses within designated areas.

D.            Developer desires to build and operate “Diedrich Coffee” Coffeehouses, and Company desires to grant to Developer the right to build and operate said “Diedrich Coffee” Coffeehouses in accordance with the terms and upon the conditions contained in this Agreement.

WHEREFORE IT IS AGREED

I.

GRANT OF AREA DEVELOPMENT FRANCHISE

1.1           Grant of Area Development Franchise.

Upon the terms and subject to the conditions of this Agreement, Company hereby grants to Developer, and Developer hereby accepts, the right and obligation during the Term hereof, to develop “Diedrich Coffee” Coffeehouses solely at Venues within the Development Area.

1.1.1        Developer within thirty (30) days of execution of this Agreement, shall meet with Company and begin preparation of a market development plan for the Development Area (identifying and specifying key areas and trade areas in the Development Area) and all development pursuant to this Agreement shall be in accordance with this plan (the “Market Plan”).  The Market Plan shall include proposed target trade areas where sites are to be located, ranking and prioritization of site locations and other information customarily utilized by market planners in the restaurant industry.  Developer shall propose the Market Plan and Company shall approve or disapprove the Market Plan in its reasonable discretion.  The initial Market Plan shall be completed and approved by Company and Developer no later than sixty (60) days from the date of execution of this Agreement.  Developer acknowledges that no extensions of time with regard to the Minimum Development Obligation shall be granted by Company to Developer as a result of Developer’s failure to complete a satisfactory Market Plan within sixty  (60) days of execution of this Agreement.  The parties recognize that demographics, market economics, real estate values, competition and other conditions may change in the Development Area over the term of this Agreement and that such changes may impact the Market Plan. Therefore, the parties agree that it is in their respective best interests to review the Market Plan periodically throughout the term of this Agreement.  On the first anniversary of the approval of the initial Market Plan and at least once annually thereafter, Developer and Company shall review the Market Plan and make such revisions as are required to maximize the successful development of the Diedrich Coffee brand in the Development Area.

1.1.2        From time to time, Company may request updates, status reports, or other information from Developer regarding development of the Market Area.  Developer shall respond promptly, accurately and completely to such requests within a reasonable time, but in no event more than 30 days after the request by Company.  Without limiting the generality of the foregoing, the information requested may relate to demographics, market economics, real estate values, competition and other conditions in the Development Area.

1.2           No Trademark License.

No right or license is granted to Developer hereunder to use the Marks or the System or any other trademarks, trade names, service marks, logotypes, insignias, trade dress or designs owned by Company, such right and license being granted solely pursuant to Franchise Agreement(s) executed pursuant to Section 6.1 below.

1.3           Definitions.  In this Agreement, (a) capitalized terms not otherwise defined herein shall have the meaning given such term in the Franchise Agreement, and (b) the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Applicable Law” means and includes applicable common law and all applicable statutes, laws, rules, regulations, ordinances, policies and procedures established by any Governmental Authority, governing the development or operation of a “Diedrich Coffee” Coffeehouse, including all immigration, labor, disability, food and drug laws, health and safety regulations, and Americans With Disabilities Act requirements, as in effect on the Effective Date hereof, and as may be amended, supplemented or enacted  from time to time.

“Authorized Products” means the specific espresso drinks and coffees, roasted coffee beans and blends, premium teas, baked goods, snacks and other food items and ancillary products, which may include coffee making equipment, cups, hats, t-shirts and novelty items, as specified by Company from time to time in Company’s Manuals, or as otherwise directed by Company in writing, for sale at the Developer’s “Diedrich Coffee” Coffeehouses, prepared and served in strict accordance with Company’s recipes, quality standards and specifications, including specifications as to ingredients, brand names, preparation and presentation.

“Business Entity” means any limited liability company or Partnership, and any association, corporation or other entity which is not an individual.

“Competitive Activities” shall mean to, own, operate, lend to, advise, be employed by, or have any financial interest in any business that engages in the roasting of green coffee beans; the sale of roasted coffee beans or ground coffee produced by third parties; or the production or sale at retail or wholesale of any espresso or coffee product, or any other food products featured by “Diedrich Coffee” coffeehouses.

“Development Area” shall mean and refer to the geographical area set forth in Exhibit “A” which is annexed hereto and by this reference made a part hereof

“Development Period” shall mean each of the time periods during which Developer shall have the right and obligation to construct, equip, open and thereafter continue to operate “Diedrich Coffee” Coffeehouses in accordance with the Minimum Development Obligation.

“Diedrich Coffee Branded Product” is any product now existing or developed in the future that bears or is packaged under any of the Marks.

“‘Diedrich Coffee’ Coffeehouse” means a full service location, kiosk, or coffee cart operated under the Marks and in accordance with the System and specializing in the sale of Authorized Products, pursuant to a validly executed Franchise Agreement.

“Effective Date” means the date indicated in the first paragraph of this Agreement.

“Franchise Agreement” means the Then-current form of agreement prescribed by Company and used to grant to Developer (as “Franchisee”) the right to own and operate a single “Diedrich Coffee” Coffeehouse in the Development Area, including all exhibits, riders, guarantees or other related instruments, all as amended from time to time (references in this Agreement to “Developer’s Franchise Agreements” will mean Franchise Agreements issued to Developer as “Franchisee” under those Franchise Agreements).

“Full Service Coffeehouse” means a “Diedrich Coffee” Coffeehouse consisting of at least 1,200 rentable square feet and which has at least 24 seats dedicated (i.e. exclusive of common seating areas) for use by customers of such “Diedrich Coffee” Coffeehouse.

“Governmental Authority” means and includes all federal, state, county, municipal and local governmental and quasi-governmental agencies, commissions and authorities.

“Gross Sales” of each of Developer’s “Diedrich Coffee” Coffeehouses means gross revenues (excluding allowances and sales taxes) received or receivable by Developer as payment, whether in cash or for credit or barter (and, if for credit or barter, whether or not payment is received therefor), for all espresso, coffee, tea and other beverages, roasted coffee beans, food, and other goods, services, and supplies sold or prepared in the “Diedrich Coffee” Coffeehouse, or which are promoted or sold under any of the Marks.

“Internet” means collectively the myriad of computer and telecommunications facilities, including equipment and software, which comprise the interconnected worldwide network of networks that employ the TCP/IP [Transmission Control Protocol/Internet Protocol], or any predecessor or successor protocols to such protocol, to communicate information of all kinds by fiber optics, wire, radio, or other methods of transmission

“Lease” means the lease or sublease or other agreement or instrument pursuant to which Developer obtains the right to occupy a “Diedrich Coffee” Coffeehouse location and Premises.

“Manuals” means Company’s Front Line Team Member Training Guide;  training software; Diedrich Coffee Operations Manual and Support Manual, and related manuals now or hereafter created by Company for use in connection with the operation of a “Diedrich Coffee” Coffeehouse, as the same may be amended and revised from time to time, including all bulletins, supplements and ancillary manuals.

“Marks” shall have the meaning set forth in Recital A.

“Minimum Development Obligation” shall mean the Developer’s right and obligation to construct, equip, open and thereafter continue to operate at Venues within the Development Area not less than the cumulative number of Full Service Coffeehouses set forth in Exhibit “B,” which is annexed hereto and by this reference made a part hereof, and within each of the Development Periods specified therein.

“Non-Exclusive Venues” shall mean stores operated at institutional settings and locations of a “non-standard” nature, including, but not limited to, airports and other public transportation facilities, colleges, universities, schools, hospitals, military and other governmental/municipal facilities, office or in-plant food service facilities, shopping mall food courts, hotels, motels, resorts, theme parks, stadiums, and any venue in which food service is or may be provided by a master concessionaire or contract food service provider.

“Offering Circular” means the Uniform Franchise Offering Circular or its equivalent as may be required by applicable law.

“Owner” means any shareholder, member, general or limited partner, trustee, or other equity owner of a Business Entity; except that if Company has any ownership interest in Licensee, the term “Owner” shall not include or refer to the Company or its Owners or affiliates, and no obligation or restriction upon the “Developer”, or its Owners, directors or officers shall bind Company, its Owners or affiliates, or their respective Owners, directors or officers.

“Partnership” means any general partnership, limited partnership or limited liability company

“Partnership Rights” means voting power, property, profits or losses, or partnership interests of a Partner.

“Permits” means and include all applicable franchises, licenses, permits, registrations, certificates and other operating authority required by Applicable Law.

“Premises” means, in the case of a kiosk or cart, the property at which such “Diedrich Coffee” Coffeehouse is located, including unless otherwise expressly provided, any ancillary common areas, campus, buildings and other structures associated with the Premises.

“Term” shall have the meaning set forth in Section 4.1 including any extensions thereof.

“Then-current” as used in this Agreement and applied to the Offering Circular, Franchise Agreement or area development agreement shall mean the form then currently provided to prospective franchisees or area developers, or if not then being so provided, then such form selected by the Company which previously shall have been delivered to and executed by a franchisee or area developer of Company.

“Trade Secrets” shall have the meaning set forth in Section 8.5.1.

“System” shall have the meaning set forth in Recital B.

“Venue” shall mean all types of locations other than “Non-Exclusive Venues”.

“Week” shall refer to the 7 day period ending on Sunday of each calendar week, or such other reporting period hereafter specified by Company.

II.

DEVELOPER’S DEVELOPMENT OBLIGATION

2.1           Minimum Development Obligation.

2.1.1        Developer shall construct, equip, open and thereafter continue to operate at Venues within the Development Area not less than the cumulative number of Full Service Coffeehouses within each of the Development Periods specified in Exhibit “B”.

2.1.2        Within any 12 month period, Developer shall have the right to close one “Diedrich Coffee” Coffeehouse opened pursuant to this Agreement if Developer demonstrates to Company’s reasonable satisfaction that the site has not operated profitably and is unlikely in the future to operate profitably, provided that Developer obtains Company’s prior written consent to such closure, which Company shall grant or withhold in Company’s reasonable business judgment.  Upon Company’s request, Developer shall promptly provide such substantiating financial data concerning the “Diedrich Coffee” Coffeehouse’s historical performance and its future prospects as Company may require, and which may include market studies prepared by qualified, reputable and independent third parties or other objective evidence satisfactory to Company.  For purposes of Developer’s Minimum Development Obligation, any Full Service Coffeehouse closed pursuant to this Section 2.1.2 with Company’s consent shall continue to be counted as an operating Full Service Coffeehouse for a period of 12 months following closure, and Developer shall be deemed in breach of the Minimum Development Obligation if immediately after said 12 month period the cumulative number of Full Service Coffeehouses then-operating is not equal to or greater than the cumulative number required to have been in operation as of the end of the immediately preceding Development Period. Developer shall execute a new Franchise Agreement pursuant to Section 6.1 for each subsequently opened “Diedrich Coffee” Coffeehouse, even if opened as a “replacement” for the closed “Diedrich Coffee” Coffeehouse.

2.1.3        If a Full Service Coffeehouse opened and operated by Developer is destroyed or damaged, other than by a voluntary act of Developer, so that such “Diedrich Coffee” Coffeehouse cannot continue to operate, the destroyed or damaged Full Service Coffeehouse shall continue to count toward satisfaction of the Minimum Development Obligation (during the period until such substitute location opens), but only if (i) Developer shall repair and restore such Full Service Coffeehouse to Company’s then approved plans and specifications within 120 days after the occurrence of such destruction or damage, subject to delays permitted by Section 2.2, or (ii) Developer shall, within 120 days after the occurrence of such destruction or damage, open a Full Service Coffeehouse at a substitute location within the Development Area in accordance with Company’s then approved plans and specifications (any such substitute location and the Lease for such location must be approved in writing in advance by Company pursuant hereto and Developer shall execute a new Franchise Agreement therefor, pursuant to Section 6.1).

2.2           Force Majeure.

Should Developer be unable to meet the Minimum Development Obligation solely as the result of “Force Majeure,” including, but not limited to strikes, material shortages, fires, floods, earthquakes, and other acts of God, or by force of law (including, but not limited to any legal disability of Company to deliver any Offering Circular required by law to be delivered as contemplated by Section 6.1 of this Agreement), which result in the inability of Developer to construct or operate “Diedrich Coffee” Coffeehouse(s) in all or substantially all of the Development Area, and which Developer could not by the exercise of due diligence have avoided, Developer may request that Company extend the affected Development Periods by the amount of time during which such Force Majeure shall exist.  Company will not unreasonably decline to extend the applicable Development Period(s) in such event, provided that Developer shall have promptly (in any event not more than 30 days after commencement of the Force Majeure) submitted its request therefor in writing and promptly furnished Company such information concerning the circumstances as Company may reasonably require.  In the event of any said legal disability of Company to deliver an Offering Circular, Company shall diligently use all commercially reasonable efforts promptly to remove such legal disability.

2.3           Developer May Exceed Minimum Development Obligation.

2.3.1        Provided that Company is satisfied, in its sole subjective judgment, that Developer has the requisite skills, financial resources, management structure, personnel and other capabilities to do so, and subject to the terms and conditions of this Agreement and the Franchise Agreements, Developer may during the Term construct, equip, open and operate more “Diedrich Coffee” Coffeehouses at Venues within the Development Area than required in the Minimum Development Obligation. Only with Company’s prior written consent in each instance, Developer may open Coffeehouses at Non-Exclusive Venues in the Development Area, but such “Diedrich Coffee” Coffeehouses shall not count toward the Developer’s Minimum Development Obligation.  Further, Developer shall not contact or solicit any owner, lessee or operator of a Non-Exclusive Venue about the possibility of opening a “Diedrich Coffee” Coffeehouse without first having obtained Company’s prior written consent to do so.

2.3.2        Although Company reserves the right to assess Developer’s  capabilities to exceed the Minimum Development Obligation, nothing in this Section 2.3 is intended to limit or restrict Developer’s right or ability, subject to the terms of this Agreement, to construct, equip, open and operate the number of “Diedrich Coffee” Coffeehouses within the Development Area required by the Minimum Development Obligation.

III.

EXCLUSIVITY

3.1           Exclusivity.

3.1.1        During the Term of this Agreement, subject to Sections 3.1.2 and 3.1.3, Company shall not operate or grant a license or franchise to any other person to operate a “Diedrich Coffee” coffeehouse at any site within the Development Area other than a Non-Exclusive Venue.

3.1.2        Company expressly reserves the exclusive, unrestricted right, in its sole and absolute discretion, directly and indirectly, through its employees, affiliates, representatives, licensees, assigns, agents and others, to own or operate and to franchise or license others (which may include its affiliates and joint ventures in which it or its affiliates are participants) to own or operate “Diedrich Coffee” coffeehouses (i) at any location outside the Development Area, including immediately adjacent to the Development Area, and (ii) at any site or location which is a Non-Exclusive Venue, even if located within the Development Area, and regardless of its proximity to any “Diedrich Coffee” Coffeehouse developed or under development or consideration by Developer.

3.1.3        In addition, Company expressly reserves the exclusive, unrestricted right, in its sole and absolute discretion, directly and indirectly, through its employees, affiliates, representatives, licensees, assigns, agents and others, (i) to own or operate and to franchise or license others (which may include its affiliates and joint ventures in which it or its affiliates are participants) to own or operate coffeehouses, restaurants and other businesses which operate under names other than “Diedrich Coffee” at any location, and of any type or category whatsoever, and whether within or outside the Development Area, and regardless of its proximity to any “Diedrich Coffee” Coffeehouse developed or under development or consideration by Developer; and (ii) to produce, promote, license, distribute and market Diedrich Coffee Branded Products, and products bearing other marks, including espresso, ground coffee and roasted coffee beans, tea, and other food and beverage products, clothing, souvenirs and novelty items, at or through any location or outlet, including grocery stores and convenience stores (including those which may be located within the Development Area), and through any distribution channel, at wholesale or retail, including by means of mail order catalogs, direct mail advertising, the Internet, and other distribution methods.

IV.

TERM OF AREA DEVELOPMENT AGREEMENT

4.1           Term.

The Term of this Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with the provisions herein, or extended as provided in Section 2.2, shall continue for a period of                         (     ) years.

4.2           Limited Additional Development Right.

Within 60 days prior to the expiration of the Term, if Company shall determine that further development of the Development Area is desirable, Company shall notify Developer in writing of Company’s determination to develop additional “Diedrich Coffee” Coffeehouses in the Development Area and a plan for such development over a five year term.  Subject to the conditions set forth in Section 4.5 of this Agreement, Developer shall have a prior right to undertake the additional development which Company shall have set forth in its notice to Developer. This right of additional development by Developer shall be exercised only in accordance with Section 4.4.  If such right of additional development is not exercised by Developer, Company or any franchisee or area developer of Company may construct, equip, open and operate additional “Diedrich Coffee” Coffeehouses in the Development Area.

4.3           Renewal.

Except to the extent otherwise provided in any area development agreement executed pursuant to Section 4.4, Developer shall have no right to renew this Agreement and after the expiration of the Term, or the sooner termination of this Agreement, Company, and its affiliates may construct, equip, open and operate, and license or franchise others to construct, equip, open and operate additional “Diedrich Coffee” Coffeehouses in the Development Area, without any restriction.

4.4           Exercise of Right of Additional Development.

At the time Company delivers to Developer Company’s written notice of its determination to undertake additional development in the Development Area, Company shall also deliver to Developer a copy of Company’s Then-current Offering Circular and two copies of the Then-current area development agreement.  The new area development agreement, which may vary substantially from this Agreement, will reflect Developer’s new development obligation consistent with Company’s plan for additional development set forth in its notice to Developer.  Notwithstanding the foregoing or inconsistent terms of such area development agreement, (a) upon execution thereof, Developer shall pay Company a Development Area Fee for each “Diedrich Coffee” Coffeehouse required to be opened thereunder equal to the then-current Development Area Fee and (b) each Franchise Agreement signed pursuant thereto shall provide for an Initial Fee and Continuing Royalty at the rates specified in the Franchise Agreement.   Within thirty (30) days after Developer’s receipt of the Offering Circular and the new area development agreement, but no sooner than immediately after any applicable waiting periods prescribed by Applicable Law have passed, Developer shall execute two copies of the area development agreement described in the Offering Circular and return them to Company together with the applicable Development Area Fee. If Developer has so executed and returned the copies and has satisfied the conditions set forth in Section 4.5, Company will execute the copies and return one fully executed copy to Developer.

4.5           Conditions to Exercise of Right of Additional Development.

Developer’s right to additional development described in Section 4.2 shall be subject to Developer’s fulfillment of the following conditions precedent:

4.5.1        Developer shall have fully performed all of its obligations under this Agreement and all other agreements between Company and Developer.

4.5.2        Developer shall have demonstrated to Company Developer’s  financial capacity to perform the additional development obligations set forth in the new area development agreement. In determining if Developer is financially capable, Company will apply the same criteria to Developer as it applies to prospective area developers at that time.

4.5.3        At expiration of the Term, Developer shall continue to operate, in the Development Area, not less than the cumulative number of Full Service Coffeehouses required by the Minimum Development Obligation set forth in Exhibit “B”.

4.5.4        Developer and all affiliates of Developer who then have a currently effective Franchise Agreement or area development agreement with Company shall have signed a general release on a form prescribed by Company.

V.

PAYMENTS BY DEVELOPER

5.1           Development Area Fees.  Developer shall pay a “Development Area Fee” of $                      , payable upon execution of this Agreement.  The Development Area Fees shall be deemed fully earned upon the payment thereof and shall be non-refundable under any circumstances.

5.2           Franchise Agreements for Each Coffeehouse.  Notwithstanding the terms of Company’s Franchise Agreement that Developer shall execute pursuant to Section  6.1 of this Agreement for each “Diedrich Coffee” Coffeehouse opened in the Development Area, the definition of “Gross Sales” set forth herein shall apply to all Franchise Agreements executed by Developer pursuant to Section 6.1, notwithstanding any inconsistent definition in such Franchise Agreements.

5.3           Credit Against Initial Fee.  For each Full Service Coffeehouse developed by Developer in accordance with this agreement, Developer shall receive a credit of $5,000 against the Initial Fee at the time Franchise Agreement is signed, up to a maximum cumulative number of full service Coffeehouses that Developer has committed to develop in accordance with Exhibit “B.”  Developer will receive no credit against the initial fee of “Diedrich Coffee” Coffeehouses that are kiosks or coffee carts, nor will Developer receive any credit for Full Service Coffeehouses in excess of the Minimum Development Obligation.

VI.

EXECUTION OF INDIVIDUAL FRANCHISE AGREEMENTS, TRAINING

6.1           Site Approval, Submission of Offering Circular, Execution of Franchise Agreement.

6.1.1        After Developer has located a site for construction of a “Diedrich Coffee” Coffeehouse, Developer shall submit to Company such information regarding the proposed site as Company shall require, in the form which Company shall from time to time require, together with a copy of an executed letter of intent containing the terms of the proposed Lease for such site.  Company may seek such additional information as it deems necessary within 30 days after Developer’s submission of the letter of intent and required site information, and Developer shall respond promptly, accurately and completely to such request for additional information.

6.1.2        If Company shall not reject the site in writing within 30 days, or within 30 days after a receipt of such additional information, whichever is later, the site shall be deemed preliminarily accepted by Company.  Company’s acceptance of a site proposed by Developer will not be unreasonably withheld or delayed.

6.1.3        Promptly after Company’s preliminary acceptance of each site:

(a)        Company shall, if required by Applicable Law and if it has not done so already, transmit to Developer an Offering Circular and two execution copies of the Franchise Agreement pertaining to the approved site.  Immediately upon receipt of the Offering Circular, Developer shall return to Company a signed copy of the Acknowledgment of Receipt of the Offering Circular; and

(b)        Developer shall proceed promptly to negotiate a Lease for the site (which shall comply with Section 6.3 below) and shall submit the proposed Lease to Company for review and approval. Developer shall not execute the Lease for the site until it has been reviewed and accepted by Company; and

(c)        Following Company’s delivery of any such required Offering Circular and any waiting period required by Applicable Law, but not later than the date on which Developer executes the Lease which has been reviewed and accepted by Company: (i) Developer shall execute and deliver to Company two copies of said Franchise Agreement; (ii) Developer and each of its affiliates who then has a currently effective Franchise Agreement or area development agreement with Company shall execute and deliver two copies of a general release on a form prescribed by Company, and (iii) Developer shall pay to the Company the Initial Fee therefor as provided in the applicable Franchise Agreement.

6.1.4        Company shall, promptly upon receipt of said documents and Initial Fee, execute and return to Developer one copy of the Franchise Agreement.  Developer shall then procure the site by purchase or lease, and return one copy of the fully executed Lease (which shall conform to the terms approved by Company) or, if purchased, the deed evidencing Developer’s right to occupy the approved site.  Developer shall then commence construction and operation of the “Diedrich Coffee” Coffeehouse pursuant to the terms of the Franchise Agreement.

6.1.5        Notwithstanding the foregoing, Company’s obligation to deliver Franchise Agreements shall be subject to Company’s legal authority to do so, and if Company is not legally able to deliver an Offering Circular to Developer by reason of any lapse or expiration of its franchise registration, or because Company is in the process of amending any such registration, or for any reason beyond Company’s reasonable control, Company may delay approval of the site for Developer’s proposed “Diedrich Coffee” Coffeehouse and delivery of its Offering Circular until such time as Company is legally able to deliver an Offering Circular.  In no event shall Company be liable to Developer for any loss, cost or expense occasioned by such delays.

6.2           Condition Precedent To Company’s Obligations.

It shall be a condition precedent to Company’s obligations pursuant to Section 6.1, that Developer shall have performed all of his obligations under and pursuant to all agreements between Developer and Company.

6.3           Lease.

If a site is leased or subleased by Developer, (i) Company shall have the right of approval of such lease or sublease, as applicable (the “Lease”), a true and correct copy of which shall be delivered to Company at least 15 days prior to the execution thereof; (ii) the term of said Lease shall be for a period which is not less than the term of the applicable Franchise Agreement, unless Company shall approve, in writing, a shorter term; (iii) Developer shall neither create nor purport to create any obligations on behalf of Company, nor grant or purport to grant to the landlord thereunder any rights against Company, nor agree to any other term, condition, or covenant which is inconsistent with any provision of the applicable Franchise Agreement; (iv) Developer shall duly and timely perform all of the terms, conditions, covenants and obligations imposed upon him under the Lease; (v) the site shall be constructed and improved pursuant to the provisions of the applicable Franchise Agreement; (vi) the Lease shall grant Company an option, without cost or expense to Company, to assume the Lease in the event of termination or expiration of the applicable Franchise Agreement for any reason, and shall expressly provide that Company shall have the right (but not the obligation) to succeed to Developer’s rights under the Lease if Developer fails to exercise any option to renew, and upon Developer’s default thereunder, and that upon any alleged breach thereof by Developer, the landlord thereunder shall be obligated to notify Company in writing at least 15 days prior to its termination or non-renewal and, in the case of a default, Company shall have the right, but not the obligation, to cure the breach and to succeed to Developer’s rights under said Lease by giving written notice of such election to Developer and such landlord; Developer hereby appoints Company as its attorney-in-fact to execute an assignment and all other documents and instruments which Company deems necessary or appropriate to effectuate the foregoing; (vii) a fully executed copy of said Lease shall be delivered to Company promptly following the execution thereof; (viii) the Lease shall provide that it may not be assigned, subleased, modified or amended without Company’s prior written consent and that Company shall be provided with copies of all such assignments, subleases, modifications and amendments, and the landlord shall consent in advance to any assignment or sublease to Company or a “Diedrich Coffee” franchisee or licensee approved by Company during the initial term or any renewal term of the Lease; and (ix) the Lease may not contain a non-competition covenant which purports to restrict the Company, or any developer or licensee of the Company (or its affiliates), from operating a “Diedrich Coffee” Coffeehouse or any other retail establishment, unless such covenant is approved by the Company in writing prior to the execution of the Lease.  In all cases, the Lease shall provide that upon expiration or termination thereof for any reason, Developer shall, upon Company’s demand, remove all of the Marks from the site and modify the decor of the site so that it no longer resembles, in whole or in part, a “Diedrich Coffee” coffeehouse, kiosk or cart and that if Developer shall fail do so, Company will be given written notice and the right to enter the site to make such alterations, in which event Developer shall reimburse Company for all direct and indirect costs and expense it may incur in connection therewith, including attorney’s fees.

6.4           Training.

At no extra charge, Company shall provide to up to 3 persons selected by Developer and acceptable to Company an initial developer orientation program to familiarize Developer with Company’s System and methods of operation.  Said initial orientation program shall be for a period of up to 3 days of training, as Company in its reasonable judgment may determine, at one or more of the following locations: (i) Company’s corporate headquarters in Irvine, California, (ii) at a Company-owned or franchised coffeehouse, or (iii) at such place or places as may be designated by Company.  In the case of a Developer which is a Business Entity, Company may require the trainees to include the Developer’s general manager and one or more Owners, officers or other designated representative selected by Developer and acceptable to, and approved by Company (“Designated Developer Representative”). Company will bear its costs of providing the initial orientation program concurrently to up to 3 persons pursuant to this Section 6.4, including Company’s staff salaries, materials, and all technical training tools.  Developer shall pay all travel, living, compensation, and other expenses, if any, incurred by Developer and/or Developer’s Owners and employees in connection with attendance at the program.   Company shall pay no compensation for any services performed by trainee(s) in connection with such training programs.

6.4.1        The contents of the initial orientation program and manner of conducting such program shall be at Company’s sole discretion and control, however, the training course will be structured to provide guidance in locating potential sites for “Diedrich Coffee” Coffeehouses in the Development Area and an overview of the topics which will be addressed in the initial training program that will be provided in connection with the first Coffeehouse opened by Developer.

6.4.2        Pursuant to the first Franchise Agreement executed hereunder, Company shall provide an additional initial training program for the general manager and one or more assistant managers and other employees acceptable to Company (up to a total of 5 persons) for Developer’s first “Diedrich Coffee” Coffeehouse.  Company shall also train Developer’s Designated Developer Representative, or other person acceptable to Company, to act as Developer’s certified trainer who will in turn train the manager, assistant manager(s) and staff of each “Diedrich Coffee” Coffeehouse, other than the first one,  in accordance with Company’s policies and standards. Developer may not open any “Diedrich Coffee” Coffeehouse until the general manager, assistant manager and staff shall have been certified by Company or by Developer’s Company-approved certified trainer as having successfully completed such training.

VII.

ASSIGNMENT AND SUBFRANCHISING

7.1           Assignment By Company.

This Agreement is fully transferable by Company, in whole or in part, without the consent of Developer and shall inure to the benefit of any transferee or their legal successor to Company’s interests herein; provided, however, that such transferee and successor shall expressly agree to assume Company’s obligations under this Agreement.  Without limiting the foregoing, Company may (i) assign any or all of its rights and obligations under this Agreement to a subsidiary or affiliated entity; (ii) sell its assets, its Marks, or its System outright to a third party (including or subject to this Agreement); (iii) go public; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring.  Company shall be permitted to perform such actions without liability or obligation to Developer who expressly and specifically waives any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof).  Company shall have no liability for the performance of any obligations contained in this Agreement after the effective date of such transfer or assignment.

7.2           No Subfranchising by Developer.

Developer shall not offer, sell, or negotiate the sale of “Diedrich Coffee” franchises to any third party, either in Developer’s own name or in the name and on behalf of Company, or otherwise subfranchise, subcontract, share, divide or partition this Agreement, and nothing in this Agreement will be construed as granting Developer the right to do so.

7.3           Assignment by Developer.

7.3.1        This Agreement has been entered into by Company in  reliance upon and in consideration of the individual or collective character, reputation, skill, attitude, business ability, and financial capacity of Developer or, if applicable, its Owners who will actively and substantially participate in the development, ownership and operation of the “Diedrich Coffee” Coffeehouses. Accordingly, except as otherwise may be permitted herein, neither Developer nor any of Developer’s Owners shall directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or in all or substantially all of Developer’s assets, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise (an “Assignment”), without Company’s prior written consent,  which consent may be withheld for any reason whatsoever in Company’s sole subjective judgment.

7.3.2        If Developer is a Business Entity, each of the following shall be deemed to be an Assignment of this Agreement: (i) the sale, assignment, transfer, conveyance, gift, pledge, mortgage, or other encumbrance of 50% or more in the aggregate, whether in one or more transactions, of the assets, capital stock, membership interests or voting power of Developer, by operation of law or otherwise; (ii) the issuance of any securities by Developer which itself or in combination with any other transaction(s) results in the Owners existing as of the Effective Date, owning 50% or less of the outstanding shares, membership interests or voting power of Developer as constituted as of the date hereof; (iii) if Developer is a Partnership, the withdrawal, death or legal incapacity of a general partner or limited partner owning 50% or more of the voting power, property, profits or losses, or partnership interests of the Partnership (each of which is referred to hereinafter as a “Partnership Right”), or the admission of any additional general partner or the transfer by any general partner of any of its Partnership Rights in the Partnership; (iv) the death or legal incapacity of any Owner owning 50% or more of the capital stock, voting power, or Partnership Rights of Developer; and (v) any merger, stock redemption, consolidation, reorganization, recapitalization or other transfer control of the Developer, however effected.

7.3.3        Developer shall not in any event have the right to pledge, encumber, hypothecate or otherwise give any third party a security interest in this Agreement in any manner whatsoever without the express prior written permission of Company, which permission may be withheld for any reason whatsoever in Company’s sole subjective judgment.

7.4           Individual Franchise Agreements.

Developer shall not execute any Franchise Agreement, or construct or equip any “Diedrich Coffee” Coffeehouse with the intent of transferring or assigning such Franchise Agreement or “Diedrich Coffee” Coffeehouse.  Developer acknowledges and agrees that it will not be permitted to assign any Franchise Agreement executed pursuant to this Agreement except in conjunction with a concurrent assignment to the same assignee of this Agreement and all of the Franchise Agreements executed pursuant to this Agreement, and otherwise in accordance with the terms and conditions of said Franchise Agreement(s).

VIII.

NON-COMPETITION, NON-SOLICITATION, TRADE SECRETS

8.1           In Term.

Subject to the terms and to the exceptions, if any, explicitly set forth in Exhibit “D” hereto, during the Term, neither Developer, nor any officer, director, or direct or indirect Owner of a Developer which is a Business Entity, shall in any capacity, either directly or indirectly, through one or more subsidiaries or affiliated companies engage in any Competitive Activities, at any location, whether within or outside the Development Area, unless Company shall consent thereto in writing; provided that, with Company’s prior written consent, which Company will not unreasonably withhold, Developer or any Owner, officer or director of Developer may own and operate one or more restaurants, or any other retail establishment, which sells brewed coffee, espresso or coffee products if and for so long as such restaurant, or retail establishment, does not derive 20% or more of its gross revenues from the sale of espresso drinks, brewed coffee, roasted coffee beans and blends, premium teas, and coffee-related products and equipment, or any of them, during any day part.

8.2           Post-Term.

Subject to the terms and to the exceptions, if any, explicitly set forth in Exhibit “D”, to the extent permitted by Applicable Law, upon the expiration or termination of this Agreement, or if Developer shall make any Assignment to any person or Business Entity, or if any Owner, officer or director of Developer shall terminate his or her relationship with Developer, then for a period of 24 months thereafter, such terminating Owner, officer or director, if applicable, or in the case of expiration, termination or Assignment, Developer, and each officer, director, and direct or indirect Owner of Developer shall not in any capacity, either directly or indirectly, through one or more subsidiaries or affiliated companies, engage in any Competitive Activities, (i) within the Development Area, (ii) within the County in which any “Diedrich Coffee” Coffeehouse operated by Developer is located, or (iii) within an area within ten (10) miles from the location or any then existing “Diedrich Coffee” Coffeehouse, without the Company’s prior written consent.  In applying for such consent, Developer will have the burden of establishing that any such activity by it will not involve the use of benefits provided under this Agreement or constitute unfair competition with Company or other franchisees or area developers of the

Company; provided that, with Company’s prior written consent, which Company will not unreasonably withhold, Developer or any Owner, officer or director of Developer may own and operate one or more restaurants, or any other retail establishment,  which sells brewed coffee, espresso or coffee products if and for so long as such restaurant, or retail establishment, does not derive 20% or more of its gross revenues from the sale of espresso drinks, brewed coffee, roasted coffee beans and blends, premium teas, and coffee-related products and equipment, or any of them, during any day part.

8.3           Modification.

The parties have attempted in Sections 8.1 and 8.2 above to limit the Developer’s right to compete only to the extent necessary to protect the Company from unfair competition.  The parties hereby expressly agree that if the scope or enforceability of Section  8.1 and 8.2 is disputed at any time by Developer, a court or arbitrator, as the case may be, may modify either or both of such provisions to the extent that it deems necessary to make such provision(s) enforceable under Applicable Law.  In addition, the Company reserves the right to reduce the scope of either, or both, of said provisions without Developer’s consent, at any time or times, effective immediately upon notice to Developer.

8.4           Personnel.

8.4.1        During the Term of this Agreement, Developer shall not, without the prior written consent of Company, directly or indirectly: (a) employ or attempt to employ any person who at that time is employed by Company, an affiliate of Company, or any other franchisee or area developer, including, without limitation, any coffeehouse manager, assistant coffeehouse manager, or head chef (“Personnel”); (b) employ or attempt to employ any Personnel who within six (6) months prior thereto had been employed by Company, an affiliate of Company, or any other franchisee or area developer; or (c) induce or attempt to induce any Personnel to leave his or her employment with Company, an affiliate of Company, or any other franchisee or area developer.

8.4.2        The prohibitions set forth in Section 8.4.1 above shall also apply during the one (1) year period after the expiration or termination of this Agreement.

8.4.3        During the Term of this Agreement, Company shall not, without the prior written consent of Developer, directly or indirectly: (a) employ or attempt to employ any person who at that time is employed by Developer or an affiliate of Developer; or (b) induce or attempt to induce any person to leave his or her employment with Developer or an affiliate of Developer.

8.5           Trade Secrets.

8.5.1        Company possesses and continues to develop, and during the course of the relationship established hereunder, Developer shall have access to, proprietary and confidential information, including recipes, secret ingredients, specifications, procedures, concepts and methods and techniques of developing, marketing and operating coffeehouses, restaurants and other retail outlets featuring espresso, ground coffee and roasted coffee beans, tea, and other food and beverage products (the “Trade Secrets”).  Certain of the Trade Secrets may be disclosed to Developer in Operating Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, and through the Company’s training program and other guidance and management assistance, and in performing

Company’s other obligations and exercising Company’s rights under this Agreement or the Franchise Agreements executed pursuant hereto. “Trade Secrets” shall not include information which: (a) has entered the public domain or was known to Developer prior to Company’s disclosure of such information to Developer, other than by the breach of an obligation of confidentiality owed (by anyone) to Company; (b) becomes known to Developer from a source other than Company and other than by the breach of an obligation of confidentiality owed (by anyone) to Company; or (c) was independently developed by Developer without the use or benefit of Company’s Trade Secrets.  The burden of proving the applicability of the foregoing will reside with Developer.

8.5.2        Developer shall acquire no interest in the Trade Secrets other than the right to use them in developing and operating “Diedrich offee” Coffeehouses pursuant to the Franchise Agreements executed pursuant to Section 6.1 during the Term thereof.  Developer’s duplication or use of the Trade Secrets in any other endeavor or business shall constitute an unfair method of competition.  Developer shall: (i) not use the Trade Secrets in any business or other endeavor other than in connection with such “Diedrich Coffee” Coffeehouses; (ii) maintain absolute confidentiality of the Trade Secrets during and after this Agreement’s Term; (iii) make no unauthorized copy of any portion of the Trade Secrets, including without limitation, all or any part of the Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, whether written or oral; and (iv) operate and implement all reasonable procedures prescribed from time to time by Company to prevent unauthorized use and disclosure of the Trade Secrets, including without limitation, restrictions limiting disclosure to certain employees and use of non-disclosure and non-competition provisions as Company prescribes in employment agreements with employees who may have access to the Trade Secrets.  Promptly upon Company’s request, Developer shall deliver executed copies of such agreements to Company.  The provisions of this Section 8.5 shall be in additional to and not in lieu of any other confidentiality obligation of Developer, or any other person, whether pursuant to another agreement, or pursuant to Applicable Law.

8.6           Developer’s Affiliates.  For purposes of this Article only, “Developer” shall mean and include the individual Developer; Developer’s spouse and minor children and its Owners, officers and directors if Developer is a Business Entity and Developer shall, except as Company may otherwise agree, cause each such person to acknowledge and agree to be bound by the provisions of Section 8.1 through 8.5.  The provisions of this Article shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Company for any infringement of, violation of, or interference with, this Agreement, or Company’s Marks, System, trade secrets, or any other proprietary aspects of Company’s business.

IX.

TERMINATION

9.1           Termination Pursuant to a Material Breach of This Agreement.

This Agreement may be terminated by Company in the event of any material breach by Developer of this Agreement, unless such default is cured by Developer within 15 days following written notice of the default (or 5 days in the case of a default in the payment of money); provided that the following defaults shall be deemed incurable: (i) any attempt by Developer to make any Assignment in violation of the terms of this Agreement, or without the written consents required, pursuant to this

Agreement; (ii) failure of Developer to meet the Minimum Development Obligation; and (iii) any violation by Developer of Article VIII.

9.2           Termination by Reason of a Material Breach of Other Agreement.

This Agreement may be terminated, at the election of Company, in the event of the termination by reason of a material breach by Developer of an individual Franchise Agreement or any other agreement between Company and Developer, subject to the notice and the opportunity to cure, if any, specified in the Franchise Agreement or other such agreement.

9.3           Effect of Termination.

Upon the expiration of the Term, or upon the prior termination of this Agreement:

9.3.1        Developer shall have no further right to construct, equip, own, open or operate additional “Diedrich Coffee” Coffeehouses which are not, at the time of such termination or expiration, the subject of a then existing Franchise Agreement between Developer and Company which is in full force and effect; and

9.3.2        Company and its affiliates may construct, equip, open, own or operate, or franchise or license others to construct, equip, open, own or operate “Diedrich Coffee” Coffeehouses in the Development Area, except as may be expressly provided to the contrary in any Franchise Agreement executed pursuant to this Agreement.

X.

BUSINESS ENTITY DEVELOPER

10.1         Business Entity Developer.  If Developer is a Business Entity, the following provisions will apply:

10.1.1      Developer represents and warrants that the information set forth in Exhibit “C” which is annexed hereto and by this reference made a part hereof, is accurate and complete in all material respects.

10.1.2      Developer shall notify Company in writing within ten (10) days of any change in the information set forth in Exhibit “C”.

10.1.3      Developer promptly shall provide such additional information as Company may from time to time request concerning all persons who may have any direct or indirect financial interest in Developer.

10.2         Limitation on Activities.  If Developer is a Business Entity, all of Developer’s organizational documents (including articles of partnership, partnership agreements, articles of incorporation, bylaws, shareholders’ agreements, trust instruments, or their equivalent) will provide that the issuance and transfer of any interest in Developer is restricted by the terms of this Agreement, and that the sole purpose for which Developer is formed (and the sole activity in which Developer is or will be engaged) is the development and operation of “Diedrich Coffee” Coffeehouses, pursuant to one or more area development agreements and one or more franchise agreements from Company.  Developer will submit to Company, upon the execution of this Agreement, a resolution of Developer (or its governing body) confirming that Developer is in compliance with this provision.

10.3         Guaranty and Subordination Agreement.  Upon the execution of this Agreement, upon each transfer of an interest in Developer, and at any other time upon Company’s request, all holders of a 10% or greater interest in Developer will execute a written agreement in the form of Exhibit “E”, personally guaranteeing, jointly and severally, with all other holders of a 10% or greater interest in Developer, the full payment and performance of Developer’s obligations to Company and to Company’s affiliates.

XI.

GENERAL CONDITIONS AND PROVISIONS

11.1         Relationship of Developer to Company.

It is expressly agreed that the parties intend by this Agreement to establish between Company and Developer the relationship of franchisor and franchisee.  It is further agreed that Developer has no authority to create or assume in Company’s name or on behalf of Company, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Company for any purpose whatsoever.  Neither Company nor Developer is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.  Developer agrees that he will not hold himself out as the agent, employee, partner or co-venturer of Company.  All employees hired by or working for Developer shall be the employees of Developer and shall not, for any purpose, be deemed employees of Company or subject to Company control.  Each of the parties agrees to file its own tax, regulatory and payroll reports with respect to its respective employees and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.

11..2        Indemnity by Developer.

Developer hereby agrees to protect, defend and indemnify Company, and all of its past, present and future direct and indirect Owners, subsidiaries, affiliates, officers, directors, employees, attorneys and designees and hold them harmless from and against any and all costs and expenses, including attorneys’ fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature on account of any actual or alleged loss, injury or damage to any person or Business Entity or to any property arising out of or in connection with Developer’s operation of “Diedrich Coffee” Coffeehouses pursuant hereto, except to the extent resulting from the negligence or intentional misconduct of Company.

11..3        Limitation of Liability

11.3.1      Company shall not be liable to Developer for any consequential damages, including but not limited to lost profits, interest expense, increased construction or occupancy  costs, or other costs and expenses incurred by Developer by reason of any delay in the delivery of Company’s

Offering Circular caused by legal incapacity during the Term, events beyond Company’s reasonable control, or other conduct not due to the gross negligence or misfeasance of Company.

11.3.2      In the event of the termination of this Agreement solely by reason of Developer’s breach of its Minimum Development Obligation, Company shall waive its right to recover lost profits on account of the undeveloped “Diedrich Coffee” Coffeehouses on condition that Developer shall abide by its obligations under Article VIII.  This Section 11.3.2 shall not otherwise limit any other remedy available to Company at law or in equity, nor limit the recovery of damages to Company, except as provided herein.

11.4         Waiver and Delay.

No waiver by Company of any breach or series of breaches or defaults in performance by Developer, and no failure, refusal or neglect of Company to exercise any right, power or option given to it hereunder or under any other franchise agreement between Company and Developer, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the “Diedrich Coffee” Coffeehouses) or to insist upon strict compliance with or performance of Developer’s obligations under this Agreement or any Franchise Agreement between Company and Developer, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the “Diedrich Coffee” Coffeehouses), shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by Company of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

11.5         Survival of Covenants.

The covenants contained in this Agreement which, by their terms, require performance by the parties after the expiration or termination of this Agreement, shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

11.6         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall be binding upon and inure to the benefit of Developer and his or their respective heirs, executors, administrators, successors and assigns, subject to the prohibitions against Assignment contained herein.

11.7         Joint and Several Liability.

If Developer consists of more than one person or business entity, or a combination thereof, the obligations and liabilities of each such person or business entity to Company are joint and several.

11.8         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws, excepting however the provisions of Article

VIII which shall be construed and enforced in accordance with the laws of the State where the breach of said Section occurs.

THE PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT, AND THEY AGREE THAT, EXCEPT TO THE EXTENT PROHIBITED BY LAW, ORANGE COUNTY, CALIFORNIA SHALL BE THE VENUE FOR ANY LITIGATION ARISING UNDER THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE REVIEWED THIS SECTION AND HAVE HAD THE OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVICE AS TO ITS MEANING AND EFFECT.

11.9         Entire Agreement.

This Agreement and the Exhibits incorporated herein contain all of the terms and conditions agreed upon by the parties hereto concerning the subject matter hereof.  No other agreements concerning the subject matter hereof, written or oral, shall be deemed to exist or to bind any of the parties hereto and all prior agreements, understandings and representations, are merged herein and superseded hereby.  Developer represents that there are no contemporaneous agreements or understandings between the parties relating to the subject matter of this Agreement that are not contained herein.  No officer or employee or agent of Company has any authority to make any representation or promise not contained in this Agreement or any Offering Circular for prospective franchisees required by Applicable Law, and Developer agrees that he has executed this Agreement without reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by written instrument signed by all of the parties hereto.

11.10       Titles For Convenience.

Article and paragraph titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

11.11       Gender And Construction.

All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any article or paragraph hereof may require.  As used in this Agreement, the words “include,” “includes” or “including” are used in a non-exclusive sense.  Unless otherwise expressly provided herein to the contrary, any consent, approval or authorization of Company which Developer may be required to obtain hereunder may be given or withheld by Company in its sole discretion, and on any occasion where Company is required or permitted hereunder to make any judgment or determination, including any  decision as to whether any condition or circumstance meets Company’s standards or satisfaction, Company may do so in its sole subjective judgment.

11.12       Severability.

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provisions of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall (subject to Section 8.3) be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

11.13       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.14       Fees and Expenses.

Should any party hereto commence any action or proceeding for the purpose of enforcing, or preventing the breach of, any provision hereof, whether by arbitration, judicial or quasi-judicial action or otherwise, or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then the prevailing party shall be reimbursed by the losing party for all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

11.15       Notices.

Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant hereto shall be deemed so delivered at the time delivered by hand, one (1) business day after confirmed transmission by facsimile or other electronic system (with confirmation copy sent by regular U.S. Mail), or three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

If to Company:

Diedrich Coffee, Inc.
2144 Michelson Drive
Irvine, California 92612
Attention: Vice President Franchise Sales
Facsimile No.: (949) 260-6731

If to Developer:

Facsimile No.: ( )

With Copy to:

Facsimile No.: ( )

or to such other address as such party may designate by ten (10) days’ advance written notice to the other party.

XII.
SUBMISSION OF AGREEMENT

12.1         General.

The submission of this Agreement does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Company and Developer.

XIII.
ACKNOWLEDGMENT

13.1         General.

Developer, and its Owners, jointly and severally acknowledge that they have carefully read this Agreement and all other related documents to be executed concurrently or in conjunction with the execution hereof, that they have obtained the advice of counsel in connection with entering into this Agreement, that they understand the nature of this Agreement, and that they intend to comply herewith and be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date set forth above.

ACCEPTED on this day of , .

COMPANY:
Diedrich Coffee, Inc.

By:

Its:

DEVELOPER:

By:

Its:

an Individual

an Individual

an Individual

EXHIBIT A

DEVELOPMENT AREA

EXHIBIT B

MINIMUM DEVELOPMENT OBLIGATIONS

Development Period Ending	Cumulative Number of Full Service Coffeehouses to be in Operation

1 , 20

2 , 20

3 , 20

4 , 20

5 , 20

EXHIBIT C

DEVELOPER INFORMATION

Developer is a (check as applicable):

☐ corporation    ☐ limited partnership

☐ limited liability company    ☐ general partnership

☐ Other (specify):

The name and address of each Owner of Developer is:

NAME	ADDRESS	NUMBER OF SHARES OR PERCENTAGE INTEREST

There is set forth below the name and address of each director, member, or general partner, as applicable, of Developer:

NAME	ADDRESS

There is set forth below the names, and addresses and titles of Developer’s principal officers or partners who will be devoting their full time to the “Diedrich Coffee” Coffeehouses:

NAME	ADDRESS

The address where Developer’s Financial Records, and Business Entity records (e.g. Articles of Incorporation, Bylaws, Operating Agreement, Partnership Agreement, etc.) are maintained is:

EXHIBIT D

EXCEPTIONS TO SECTION 8.1

If no exceptions are inserted above and initialed by both parties, no exceptions apply.  If any exception is described above, it is limited to the identified business as it exists on the Effective Date of this Agreement and does not extend to or include any material change made to the business after the Effective Date, including any change in the menu or products or services featured by the business.  In no event shall any identified exception include any business if (a) its sales of espresso drinks,  coffee, roasted coffee beans and blends, and premium teas, or any of them, exceeds 20% during any day part, or (b) its sales of bakery goods exceeds 9% of all revenues derived by the business during any day part, or (c) 85% or more of such business’ total beverage sales are comprised of non-coffee beverages.  By way of illustration, and not limitation, even if a restaurant is identified above, the exception will be void if the restaurant’s sales of coffee or bakery goods exceed the stated thresholds, whether on the Effective Date, or by reason of a subsequent change in the restaurant’s menu or marketing.

EXHIBIT E

GUARANTY AND SUBORDINATION AGREEMENT

SPOUSAL CONSENT

Each of the undersigned, each being the spouse of an individual who executed this Agreement as Developer (or if Developer is a partnership, a spouse of a general partner), consents to all of the terms of this Agreement and the execution thereof, and agrees not to assist any person who is a party to this Agreement to violate any of that party’s duties under this Agreement.

By:	Dated:

By:	Dated: